Exhibit 5.1
Akin Gump Strauss Hauer & Feld LLP
2029 Century Park East, Suite 2400
Los Angeles, California 90067
August 3, 2007
Board of Directors
Foothills Resources, Inc.
4540 California Avenue, Suite 550
Bakersfield California 93309
Re: Foothills Resources, Inc. Registration Statement on Form SB-2
Ladies and Gentlemen:
     We have acted as special counsel to Foothills Resources, Inc., a Nevada corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form SB-2, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the offer and sale by the selling stockholders identified in the Registration Statement of up to 30,376,823 shares (the “Company Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), 20,597,551 warrants (the “Warrants”) to purchase 20,597,551 shares of the Company’s Common Stock and up to 20,597,551 shares of the Company’s Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”).
     We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.
     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that (i) the Company Shares are duly authorized and are validly issued, fully paid and non-assessable, (ii) the Warrants have been duly authorized by all necessary corporate action on the part of the Company and are valid and binding obligations of the Company, and (iii) the Warrant Shares, when issued and delivered in accord with the terms of the Warrant Agreement, will be duly authorized, validly issued, fully paid and non-assessable
     The opinions and other matters in this letter are qualified in their entirety and subject to the following: (i) We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the Nevada General Corporation Law; (ii) the matters expressed in this letter are subject to and qualified and limited by (a) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, (b) general principles of equity, including principles of commercial reasonableness, (c) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing, (d) the power of the courts to award damages in lieu of equitable remedies, and (e) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Akin Gump Strauss Hauer & Feld LLP
Akin Gump Strauss Hauer & Feld LLP